Exhibit 10.9

Free English Translation

CONTRACT FOR THE SALE, MARKETING, AND DISTRIBUTION OF MDF MOLDING

BETWEEN

MASISA S.A. AND MASISA ARGENTINA S.A.

AND

TERRANOVA FOREST PRODUCTS, INC.

In Santiago, Chile, on July 1, 2004, they appear:

TERRANOVA S.A., a Chilean open stock corporation in the forestry business (“Terranova”), [Taxpayer ID No.] 96.802.690-9, represented by its General Manager, Mr. Gonzalo Zegers Ruiz-Tagle, and by its Auditor, Mr. Patricio Reyes Urrutia, all domiciled at Avenida Apoquindo N° 3650, piso 10, Comuna de Las Condes, Santiago;

TERRANOVA FOREST PRODUCTS, INC., a corporation formed under and in good standing with the laws of the United States of America (“TFP”), represented by its General Manager, Mr. George MacConnell, both domiciled at 2440 Clements Ferry Road, Charleston Wando, SC 29492, South Carolina, United States of America, and, under this contract, also at Avenida Apoquindo N° 3650, piso 10, Comuna de Las Condes, Santiago;

MASISA S.A., a Chilean open stock corporation in the forestry business (“Masisa”) [Taxpayer ID No.] 92.257.000-0, represented by its General Manager, Mr. Eduardo Vial Ruiz-Tagle, and by its Administration and Finance Manager, Mr. Carlos Marín Olalla, all domiciled at Avenida Apoquindo N° 3650, piso 10, Comuna de Las Condes, Santiago;

MASISA ARGENTINA S.A, a corporation formed under and in good standing with the laws of Argentina, in the forestry business (“Masisa Argentina”), represented by Eduardo Vial Ruiz-Tagle and by its Administration and Finance Manager, Mr. Carlos Marín Olalla, all domiciled at Avenida Apoquindo N° 3650, piso 10, Comuna de Las Condes, Santiago;

All of the appearing parties jointly will be referred to as the “Parties” and, under this contract, Terranova and TFP are considered to be one “Party,” and Masisa and Masisa Argentina are considered to be the other “Party.” [The Parties] agree to the following contract for the sale, marketing, and distribution of MDF (Medium Density Fiberboard) molding:

FIRST:                   WHEREAS

•                  Terranova is an industrial and forestry company dedicated to the cultivation, industrialization, and sale of forest products in several countries. For this purpose, it has, either directly or through its subsidiaries, plantations in several countries having varieties of forest species, industrial plants, and distribution and sales centers. Terranova has two important lines of products: (i) solid wood products—such as sawed wood, doors, and finger-joint molding—produced by its plants in Chile, Brazil, and Venezuela and (ii) plywood—specifically MDF plywood and particleboard—produced by its plywood plant in Venezuela, as well as MDF moldings, produced by its plant in Charleston, USA. This does not take into consideration the production of its subsidiary, Masisa S.A., or the production of [Masisa’s] subsidiaries.

•                  TFP is an indirect subsidiary of Terranova that sells and/or distributes all of the products mentioned in the previous paragraph that Terranova sells in the U.S. market. TFP has the experience, the infrastructure, and the appropriate know how, achieving annual sales of approximately US$ 150,000,000 and having its own warehouses in Charleston and a warehousing service in Houston and Baltimore. Likewise, TFP has an MDF molding plant in Charleston with an annual capacity of approximately 30,000 cubic meters.

•                  Masisa is a Chilean open stock corporation and subsidiary of Terranova. Terranova is Masisa’s controlling shareholder, owning 52.4% of its share capital. Masisa is an industrial and forestry company dedicated to the cultivation, industrialization, and sale of forest products in various countries. It has, either directly or through its subsidiaries, plantations with varieties of forest species, industrial plants, and distribution and sales centers in several countries. Masisa’s products consist of plywood and derivative products, mainly MDF plywood and particleboard, bare or coated, and OSB plywood. In terms of MDF molding, or simply “Molding,” in Chile Masisa has a plant with an annual production capacity of 36,000 cubic meters, and in Argentina, through its subsidiary, Masisa Argentina, it has plants with an annual production capacity of 72,000 cubic meters.

•                  Given TFP’s know how and infrastructure for selling and distributing molding in the United States, Masisa and Masisa Argentina wish for TFP to sell and distribute in the United States MDF molding that Masisa produces in Chile and Argentina, through Masisa Argentina, and/or molding, destined for the [U.S. market], that Masisa buys from third parties. TFP, for its part, is interested in selling and distributing Masisa’s and Masisa Argentina’s molding in the U.S.

•                  For its part, TFP will charge Masisa and Masisa Argentina a “compensation” for the sale and distribution of molding. Likewise, TFP wishes to increase the volume of molding placed in the U.S. market.

•                  Because this contract involves a transaction between related corporations, since Terranova S.A. is the parent company of Masisa S.A., the Directors Committees of these companies favorably reported this transaction to the Boards of Directors of the companies, in accordance with Article 50 bis of Act No. 18,046, in connection with Article 89 of the same legislation.

•                  The Boards of Directors of Terranova S.A. and Masisa S.A. have approved the execution of this contract.

And in light of the mutual interest of the Parties, they have agreed to execute this Contract for the Sale and Distribution of MDF Molding.

SECOND:             AGREEMENT

•                  Through this instrument, Terranova and TFP, on the one hand, and Masisa and Masisa Argentina, on the other hand, agree that Masisa and Masisa Argentina will sell and distribute their Molding (produced by them or purchased from third parties), that they wish to export to the United States, through TFP, under the general terms and conditions established below. To fulfill this, the Parties will agree every three months, according to the availability of each party, on the tentative volume of Molding that Masisa and Masisa Argentina will sell to TFP and that TFP will sell and distribute in the United States. Notwithstanding the above, the volumes to which the Parties mutually agree will be those specified in each purchase order that TFP issues to Masisa and Masisa Argentina under the general conditions stipulated in the following clause.

•                  Every three months, TFP will submit to Masisa and Masisa Argentina a marketing plan, channel strategy definition, definition of customers and mix of products, etc. Likewise, TFP will maintain a purchase program sufficient to keep the Masisa and Masisa Argentina plants operating efficiently and at full capacity. Managing the contracts of logistical service providers, TFP will also provide excellent logistical service. TFP will continuously provide Masisa and Masisa Argentina with relevant information about the U.S. market.

•                  Masisa and Masisa Argentina will export the Molding directly to TFP under a firm purchase arrangement. The price of each purchase will be the one TFP specifies in each purchase order. This price will be equal to the price agreed between TFP and the final customer, less a 3% discount and less logistical expenses [for transportation] from the port in the United States (CIF) to the final customer. These expenses include port fees and storage, customs costs and documents, land transportation expenses, financing costs, discounts to the final customer, if there are any, and, in general, the expenses associated with the merchandise as of the time it arrives in port in the United States. Every six months, TFP will review the estimated costs and pay any balance that exists. The Parties expressly agree that under this Contract the above discount will be the “compensation” that TFP will receive from Masisa and Masisa Argentina for the sale and distribution of the Molding.

•                  To verify the price agreed between TFP and its final customer, Masisa and Masisa Argentina may request all relevant information and documents from TFP, who must provide [those records].

THIRD:                  PURCHASE CONDITIONS

•                  For each purchase, TFP will issue and send to Masisa and/or Masisa Argentina a purchase order detailing, at least, the volume, quality, and technical specifications of the product, the price (CFR), and the price [to be paid] by the final customer, including an estimate of the costs from CFR port to the final customer, shipment date, destination port, conditions of the sale, and the other conditions that typically appear in this kind of document. The purchase order must be delivered to Masisa and/or Masisa Argentina between 30 and 45 days prior to the shipment date specified in the order. Masisa and/or Masisa Argentina must accept the purchase order within 2 [days] of receiving it. If Masisa or Masisa Argentina, respectively, does not reject the purchase order, or request its modification, within this [2-day] period, it will be considered tacitly approved. Masisa and Masisa Argentina may request the modification of a purchase order for production reasons, [lack of] availability of product or ships, or for any other cause that reasonably hinders shipment of the volumes of Molding on the requested dates.

•                  Sales will be made CFR. Nonetheless, Masisa and Masisa Argentina must reserve the ships and handle the other administrative matters necessary to ensure that the shipments will be made on the scheduled dates.

•                  TFP will have 60 days from the invoice date to pay for the Molding. The invoice will be dated with the shipment date and TFP must accept it within 2 [days] from the date on which the product is received.

•                  TFP will make payments in U.S. dollars, through bank transfer, to the checking account that Masisa and/or Masisa Argentina specify.

FOURTH:              ACCESS TO PRODUCTS

•                  Masisa and Masisa Argentina declare that these shipments will receive priority and will be shipped from the Region 8 port and Campana/Buenos Aires, respectively. Whenever it would like, TFP will have the right to visit the warehouses of Masisa and Masisa Argentina, who must provide TFP with all the information it requests. [Further,] TFP may freely review all products, and Masisa and Masisa Argentina must provide any information that TFP requests. Prior to making such a visit, TFP must make arrangements with Masisa and Masisa Argentina’s port manager.

•                  Masisa and Masisa Argentina will have the right to review its products at their destinations. To facilitate this review, TFP will provide all information required by Masisa and Masisa Argentina and provide their representatives access to the sites where the products are located, whether these be destination ports, intermediate stations, or plants of customers of TFP.

FIFTH:                   CLAIMS

•                  For the record, the parties agree that TFP will be the customer of Masisa and Masisa Argentina. Consequently, Masisa and Masisa Argentina will only be responsible to TFP. Nevertheless, Masisa and Masisa Argentina must cooperate with TFP to resolve any claim brought by a customer of TFP. Accordingly, Masisa and Masisa Argentina must handle and respond in writing to TFP’s claims within five business days from the date on which the claim is received. Once the Parties reach an agreement about the claim and its amount, Masisa and Masisa Argentina must issue a credit note to TFP for the agreed amount. The note must be issued prior to the expiration of the 60-day term TFP has to pay for each shipment, as stipulated in Clause Three of this instrument.

•                  Notwithstanding the [stipulations] in the above paragraph, Masisa and Masisa Argentina will respond to all claims due to delays in shipping or noncompliance with product quality [standards] or technical specifications agreed on in the purchase order. In this regard, TFP must demonstrate to Masisa and/or Masisa Argentina, respectively that the claim did not result from the transportation or handling of the products after their delivery to TFP.

•                  In any event, the Parties agree to make their best efforts to resolve any possible claims that could arise and try to avoid or minimize monetary damages.

SIXTH:                  REPRESENTATIVES AND ADDRESSES

•                  TFP designates Mr. George MacConnell as its representative.

•                  Masisa designates Mr. Eduardo Vial Ruiz-Tagle as its representative.

•                  Masisa Argentina designates Mr. Jaime Valenzuela as its representative.

SEVENTH:            DURATION OF THE CONTRACT

•                  This contract will be effective indefinitely and the Parties will make their best efforts to maintain a stable and long-lasting business relationship between them. Either Party may terminate this Contract, without having to state the cause and without right to compensation by the other Party, by sending a written notice to the other Party at least 120 days prior to the desired termination date.

•                  If one of the Parties fails to comply with the terms of this Contract, goes bankrupt, or becomes notoriously insolvent, this Contract will terminate immediately.

EIGHTH:               ARBITRATION AND APPLICABLE LAW

•                  Any discrepancy, difficulty, problem, or dispute that may arise between the Parties concerning the validity, effectiveness, interpretation, nullity, compliance, or incompliance of this Contract will be submitted to arbitration, in accordance with the [terms of this contract]. If a dispute arises between the Parties, either Party will have the right to request that the matter be submitted to arbitration. The Party that initiates the procedure must notify the other party concerning the dispute and the Parties must try to resolve the controversy amicably, either directly or through the participation of a third party that the parties mutually designate. If an amicable agreement is not reached within 30 days following notice of the controversy, either party may indicate to the other its intention to begin arbitration, in accordance with [the terms] in this instrument.

•                  The arbitrator will act as a mixed arbitrator, performing his or her role as an arbitrator but reaching a decision in law. The arbitrator will issue one definitive decision. The Parties hereby waive the right to bring an appeal against the arbitrator’s decision, except for a complaint procedure. The jurisdiction for the arbitration will be Santiago, Chile.

•                  The arbitrator will be designated according to mutual agreement by the Parties. In the absence of such an agreement, at the request of either of the Parties, the Santiago Chamber of Commerce will designate the arbitrator, and the appointment will go to one of the members of the arbitration list of the Chamber’s Arbitration Center. Accordingly, the Parties hereby grant the Chamber a special and irrevocable authority to appoint the arbitrator.

•                  Under this Contract, the Parties establish domicile in the city and municipality of Santiago, where the arbitration will occur.

•                  The law of Chile will apply to this Contract.

Three identical, original versions of this Contract are granted, with each Party receiving one.

GONZALO ZEGERS RUIZ-TAGLE	PATRICIO REYES URRUTIA
FOR TERRANOVA S.A

GEORGE MACCONNELL
FOR TERRANOVA FOREST PRODUCTS, INC

EDUARDO VIAL RUIZ-TAGLE	CARLOS MARÍN OLALLA
FOR MASISA S.A.

EDUARDO VIAL RUIZ-TAGLE	CARLOS MARÍN OLALLA
FOR MASISA ARGENTINA S.A